EXHIBIT 11

                           COMMODORE HOLDINGS LIMITED

                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK

                                                              Pro forma      Six Months
                                              Period Ended    Year Ended        Ended
                                              September 30,  September 30,    March 31,
Computation for Statement of Operations            1995          1995           1996
- ---------------------------------------         ----------   ------------    ----------
                                                             (unaudited)     (unaudited)
Primary Earnings (Loss) Per share:
  Net earnings (loss) .......................   $  251,535   $(13,434,399)   $  135,708
                                                ==========   ============    ==========

  Shares
     Weighted average number of common
     shares outstanding .....................    4,124,815      4,931,833     4,931,833

     Add:  dilutive effect of warrants
           (as determined by the application
           of the treasury stock method) ....      252,778        252,778       252,778
                                                ----------   ------------    ----------

     Weighted average common and common
         equivalent shares ..................    4,377,593      5,184,611     5,184,611
                                                ==========   ============    ==========

  Earnings (loss) per common and common
     equivalent shares ......................   $     0.06   $      (2.59)          .03
                                                ==========   ============    ==========

  Fully Diluted Earnings (Loss) Per Share:
     Net earnings (loss) as per primary
     calculation above ......................   $     0.06   $      (2.59)          .03
                                                ==========   ============    ==========